Exhibit 99.1

AT THE COMPANY	AT CAMERON ASSOCIATES
Robert Wilson – Chief Financial Officer	Alison Ziegler 212/554-5469
520/747-6600

FOR IMMEDIATE RELEASE

Providence Service Corporation Announces Organizational Changes

TUCSON, ARIZONA – January 12, 2015 -- The Providence Service Corporation (Nasdaq: PRSC) today announced the pending departure of its Chief Financial Officer, Robert Wilson, as well as the appointment of Michael C. Fidgeon to Chief Executive Officer, Human Services.

Having completed his contractual employment commitment at the end of 2014, Robert Wilson, age 67, has decided to step down from his role with the Company. He will remain with Providence through the first quarter of 2015 to lead the reporting of year-end results and to provide ongoing support during the transition. A Board search for his replacement is already underway.

Warren Rustand, Chief Executive Officer, commented, “We are grateful for Bob’s financial stewardship of Providence over the last two years. Among his accomplishments, Bob has helped lead two major acquisitions and refinancings. We wish Bob all the best as he enters into this new and well-deserved phase of life.”

Chris Shackelton, Chairman of the Board, added, “On behalf of the board of directors, we would like to thank Bob for his dedication to Providence. In 2012, Bob took on the role of CFO in the midst of a challenging transition for the Company. Over the past two years, his hard work and leadership have helped to put Providence on strong financial footing, well positioned for continued growth.”

The Company also announced the recent appointment of Michael C. Fidgeon, age 48, to Chief Executive Officer, Human Services. Mike began his career with Providence in 1997 with the acquisition of Family Preservation Services. He was named Chief Operating Officer, Human Services early in 2014 after having served as President of the East Region and Virginia State Director and Chief Operating Officer.

“Mike has done an excellent job turning around several underperforming markets in Human Services,” commented Rustand. “We look forward to his continued contributions to the organization.”

About Providence

Providence is a Tucson, Arizona-based company that provides and manages government sponsored human services, innovative global employment services, in-home health assessment and care management services, and non-emergency transportation services. It offers: (1) non-emergency transportation management services to state Medicaid programs, local government agencies, hospital systems, health maintenance organizations, private managed care organizations and commercial insurers, as well as to individuals with limited mobility, people with limited means of transportation, people with disabilities and Medicaid members (2) home- and community-based counseling services, which include home-based and intensive home-based counseling, workforce development, substance abuse treatment services, school support services and correctional services; (3) foster care and therapeutic foster care services; (4) case management, referral and monitoring services; (5) social improvement, employment and welfare services to various international government bodies and corporations; and (6) in-home health assessment and care management services primarily to Medicare Advantage programs. Providence is unique in that it provides and manages its human services primarily in the client’s own home or in community based settings, rather than in hospitals or treatment facilities and provides its non-emergency transportation services through local transportation providers rather than an owned fleet of vehicles. The Company provides a range of services through its direct entities to approximately 57,400 and 232,000 human services and workforce development

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64 E. Broadway Blvd. ● Tucson, Arizona 85701 ●Tel 520/747-6600 ●Fax 520/747-6605 ●www.provcorp.com

Providence Service Corporation

services clients, respectively, with approximately 20.7 million individuals eligible to receive the Company's non-emergency transportation services. Its workforce development services include nearly 180 delivery sites spanning 10 countries and its health assessments are performed by over 700 nurse practitioners in 33 states.

Forward-Looking Statements

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Words such as “believe,” “demonstrate,” “expect,” “estimate,” “forecast,” “anticipate,” “should” and “likely” and similar expressions identify forward-looking statements. In addition, statements that are not historical should also be considered forward-looking statements. Readers are cautioned not to place undue reliance on those forward-looking statements, which speak only as of the date the statement was made. Such forward-looking statements are based on current expectations that involve a number of known and unknown risks, uncertainties and other factors which may cause actual events to be materially different from those expressed or implied by such forward-looking statements. These factors include, but are not limited to, the global credit crisis, capital market conditions, the implementation of the healthcare reform law, state budget changes and legislation and other risks detailed in Providence’s filings with the Securities and Exchange Commission, including its Annual Report on Form 10-K for the fiscal year ended December 31, 2013 and Quarterly Report on Form 10-Q for the quarter ended September 30, 2014. Providence is under no obligation to (and expressly disclaims any such obligation to) update any of the information in this press release if any forward-looking statement later turns out to be inaccurate whether as a result of new information, future events or otherwise.

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